EXHIBIT 99.1

 Gexa Corp. Selected by Public Utility Commission as Provider of Last
   Resort in the Texas AEP North Market and Provides Fourth Quarter
                          Operational Update

    HOUSTON--(BUSINESS WIRE)--Dec. 2, 2004--Gexa Corp. (Nasdaq:GEXA), a Texas retail electricity provider, announced today that the Public Utility Commission of Texas (PUCT) had selected Gexa as the Provider of Last Resort (POLR) effective Jan. 1, 2005, for customers in the AEP North Texas market. The AEP North Texas market is currently being served by WTU Retail Energy as the incumbent provider. As POLR, Gexa will serve residential customers in this market that are without a retail electricity provider for reasons other than non-payment.
    Neil Leibman, Gexa's chairman, CEO and acting president, stated, "We are very proud of the milestones we have achieved in the last year. The selection of Gexa as the POLR for the AEP North Texas market by the PUCT further demonstrates the progress we have made."
    Gexa also announced today that it had surpassed its goal of reaching 100,000 customer meters. As part of the celebration and as previously announced, Gexa has selected one customer, who resides in the CenterPoint Energy market, to receive free electricity for one month.
    Gexa has made the required filings and begun testing its required electronic data interface in the Massachusetts and New York markets. As previously announced, Gexa is seeking to serve some of its existing commercial customers who have operations in those states.
    About Gexa Corp.: Gexa Corp. dba Gexa Energy is a Retail Electricity Provider currently serving residential and commercial customers in Texas, and it has applied to begin serving commercial customers in New York and Massachusetts. The Company offers competitive prices, pricing choices and customer friendly service.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Gexa Corp., Houston
             David Holeman, 713-470-0410
             investors@gexaenergy.com
             www.gexaenergy.com